Exhibit 99.1

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The summary unaudited pro forma statement of operations data presented below is based on the assumption that the mergers of Grey Wolf, Inc. (“Grey Wolf”) and Basic Energy Services, Inc. (“Basic”) occurred on January 1, 2007 and reflects only adjustments directly related to the transactions. The summary unaudited pro forma balance sheet data is prepared as if the mergers occurred on March 31, 2008. The pro forma adjustments are based on available information and assumptions that Basic’s and Grey Wolf’s management believes are (1) directly attributable to the mergers, (2) are factually supportable, and (3) with respect to the statements of operations, are expected to have a continuing impact on combined results. The summary unaudited pro forma condensed combined financial data are presented for illustrative purposes only and should not be read for any other purpose. This information should not be relied on as being indicative of the historical results that would have been achieved had the companies been combined for the period presented or the future results that the combined company will experience after the mergers. The summary unaudited pro forma condensed combined financial data:

•	have been derived from and should be read in conjunction with the Unaudited pro forma condensed combined financial information and the related notes filed as Exhibit 99.1 to this Current Report on Form 8-K; and

•	should be read in conjunction with the historical consolidated financial statements of Basic and Grey Wolf presented in their respective filings with the Securities and Exchange Commission.

	Twelve Months Ended	Three Months Ended	Year Ended
	March 31, 2008	March 31, 2008	December 31, 2007
	(in thousands, except per share data)

Statement of Operations Data:
Revenues	$1,774,202	$431,395	$1,783,750
Operating expenses (excluding depreciation and amortization)	1,047,198	251,518	1,033,066
Depreciation and amortization	240,412	62,066	234,067
General and administrative	132,897	34,464	128,481
Interest expense(1)	80,611	20,316	81,718
Net income	182,981	41,118	205,514
EBITDA(2)	609,301	148,639	637,631
Net income per common share:
Basic	$2.24	$0.51	$2.49
Diluted	1.99	0.45	2.21
Weighted average common shares outstanding:
Basic	81,794	81,355	82,584
Diluted	96,064	95,598	96,858

As of
March 31, 2008
(in thousands)

Balance Sheet Data:
Cash and cash equivalents	$194,527
Working capital	320,818
Total assets	3,104,573
Long-term debt, net of current portion	1,118,929
Stockholders’ equity	1,220,027

(1)	If the interest rates on each of the Term Loan A Facility and the additional indebtedness increased or decreased by 0.125% from assumed rates, the interest expense would increase or decrease by $750,000 per annum, or $187,500 per quarter.

(2)	EBITDA, a measure used by management to measure operating performance, is defined as income (loss) from continuing operations plus interest expense, income tax (benefit) expense, depreciation and amortization. EBITDA is computed using Grey Wolf’s (the accounting acquirer in the mergers) definition of EBITDA, which includes interest expense on a gross basis, whereas Basic includes interest expense net of interest income. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. The following table presents a reconciliation of pro forma EBITDA to pro forma net income, which is the most directly comparable GAAP financial performance measure, for each of the periods indicated:

	Twelve Months	Three Months
	Ended	Ended
	March 31,	March 31,	Year Ended
	2008	2008	December 31, 2007
	(in thousands)

Earnings before interest expense, income taxes, depreciation and amortization	$609,301	$148,639	$637,631
Depreciation and amortization	(240,412)	(62,066)	(234,067)
Interest expense	(80,611)	(20,316)	(81,718)
Income tax expense	(105,297)	(25,139)	(116,332)

Net income	182,981	41,118	205,514